EXHIBIT 10.3

            TERMINATION AND CHANGE OF CONTROL AGREEMENT

1. This Termination and Change of Control Agreement ("Agreement") is entered into as of October 6, 1999 between Burton Tansky ("Mr.
Tansky" or the "Executive") and The Neiman Marcus Group, Inc.
("NMG").

2. Mr. Tansky is employed "at-will" as President of NMG, Chairman and Chief Executive Officer of NM Stores, and Mr. Tansky or NMG may terminate Mr. Tansky's employment at any time, with or without notice, for any reason. Notwithstanding this at-will employment, NMG wishes to provide some protection to Mr. Tansky if the Executive's employment ends under certain circumstances.

3.   a.   While Mr. Tansky is employed at-will, if NMG terminates
     Mr. Tansky's employment other than "for cause" or other than due to "total disability" or death, NMG agrees to provide Mr. Tansky with a termination package consisting of (a) an amount equivalent to 2 times his then-current annual base salary, less required withholding, which amount would be paid over a 24-month period in regular, bi-weekly installments following such termination; and (b) continuation of the medical and dental insurance coverage in which he participates at the time of such termination (or as such coverage may be changed from time-to-time for employees generally) for 24 months or until he starts full-time employment, whichever is sooner. Mr. Tansky will be responsible for paying his portion of monthly premiums for the medical and dental insurance coverage at the same rate paid by active employees, and Mr. Tansky authorizes NMG to deduct such amounts from the payments it makes to him. For the purposes of determining whether or not NMG has terminated the Executive's employment, any material, adverse change in the terms and conditions of his employment, which change causes the Executive to resign his employment, will be deemed a termination.

     b. If Mr. Tansky's services are terminated by a successor to NMG other than "for cause" or other than due to "total disability" or death within two years of a change of control of NMG, as a change of control is defined in Appendix A, or if the Executive resigns his employment within two years of such a change of control because he is not permitted to continue in a position comparable in duties and responsibilities to that which he held before such a change of control, Mr. Tansky shall receive the termination package set forth in paragraph 3.a.

4. For the purposes of determining Mr. Tansky's eligibility for the termination package set forth in this Agreement:

     a. "For cause" means, in NMG's reasonable judgment, a breach of duty by Mr. Tansky in the course of his employment involving fraud, acts of dishonesty (other than inadvertent acts or omissions), or moral turpitude, repeated insubordination, failure to devote his full working time and best efforts to the performance of his duties, or conviction of a felony or other serious criminal offense. Provided that, with respect to insubordination or devotion of his working time, Mr. Tansky has been provided prior written notice of the problem and afforded a reasonable opportunity to correct same.

     b. "Total Disability" means that, in NMG's reasonable judgment, Mr. Tansky is unable to perform his duties for (a) 80% or more of the normal working days during six consecutive calendar months or (b) 50% or more of the normal working days during twelve consecutive calendar months.

     c.   "Change of Control" has the meaning set forth in Appendix
     A.

5. Payment by NMG of the termination package set forth in paragraph 3 constitutes full satisfaction of NMG's obligations to Mr. Tansky, if any, (including the right to any severance payments) which arise from or relate in any way to the termination of Mr. Tansky's employment. However, nothing in this Agreement is intended to limit any earned, vested benefits (other than any entitlement to severance pay) that Mr. Tansky may have under the applicable provisions of any benefit plan in which Mr. Tansky is participating at the time of his termination of employment or resignation.

6. The unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

7. This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, with respect to the termination of Mr. Tansky's at-will employment and the subject matter of the Agreement. This Agreement may not be changed orally. It may be changed only by written agreement signed by the party against whom any waiver, change amendment, modification or discharge is sought.

8. The validity, performance and enforceability of this Agreement will be determined and governed by the laws of the Massachusetts without regard to its conflict of laws principles.

                                   The Neiman Marcus Group, Inc.



s/ Burton Tansky                   By: s/ Gerald T. Hughes
Mr. Burton Tansky




                           Appendix A


A Change of Control will occur for purposes of this Agreement:

     (i) upon the consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company, the acquiring entity or such surviving entity outstanding immediately after such merger or consolidation in substantially the same proportion such shareholders held the voting securities of the company immediately prior to the merger or consolidation;

     (ii) if any person or group (as used in section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 40% of (a) the shares of the Company's Class B Common Stock then outstanding or (b) the total voting power (other than in the election of directors) of all securities of the Company then outstanding; or

     (iii) if, during any period of twenty-four consecutive months, individuals who at the beginning of such period constitute the Board of Directors, and any new director whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason (other than death or disability) to constitute at least a majority thereof; or

     (iv) the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets, other than a liquidation of the Company into a wholly-owned subsidiary.


November 11, 1999

Dear Burt:

As we discussed today, I have clarified two items in your compensation and benefits package. This package and the Termination and Change of Control Agreement supersede your current employment agreement which was scheduled to expire on January 31, 2000 and the February 9, 1999 letter I sent to you.


FY2000 Base
Salary
$1,000,000


FY2000 Annual
Bonus
Threshold 15%; Target 60%; Maximum 120%


Long Term
Incentive
30,000 Non-qualified Stock Options (NQSO)
10,000 Performance Accelerated Restricted
Stock

[The annual incentive and PARS targets are set out in the October 6 memo Rob and Brian gave you.]


One-time Stock
Grant
110,000 NQSO
20,000 Time Lapse Restricted Stock


Special Stock
Vesting
Any stock options you have been (or will be) granted will continue to vest and restrictions on any of your restricted stock will continue to lapse for up to five years either after you retire or are terminated other than "for cause." In addition, the exercise period for your options will extend to the lesser of ten years from the date of the option grant or five years either after retirement or after termination other than "for cause."


SERP
Enhancement
You would be eligible for service credit of two times your actual years of service with NMG: (a) if you remain employed until age 65 and agree not to compete with the company for three years following your retirement. (You and the company agree to engage in good faith discussions at the time of your retirement to define the scope of the restrictions on competition.
If there is no agreement, on the
restrictions, your service credit would
revert to 5/3 times your actual years of service); (b) if NMG terminates you other than "for cause" or you resign your employment at NMG under specified circumstances (as set forth in your Termination and Change of Control
Agreement) before you reach age 65; or (c) you are terminated other than "for cause" or resign under specified circumstances within 24 months following a Change of Control.


Termination
and Change of
Control
The new Agreement increases your severance pay to 24 months; modifies the Change of Control language to reflect NMG's new ownership structure; removes the offset provision; and standardizes disability and
"for cause" definitions.


Other Company
Benefits
Financial/Tax Planning - Increase from
$3,000 to $5,000



Sincerely,

s/ Gerald T. Hughes
Gerald T. Hughes


s/ Burton J. Tansky
Burton J. Tansky